  Exhibit 99.1

PRESS RELEASE

SWISHER HYGIENE INC.
ANNOUNCES SECOND AND FINAL DISTRIBUTION OF APPROXIMATELY $2.096 MILLION
TO ITS STOCKHOLDERS OF RECORD AS OF SEPTEMBER 13, 2021,
PAYABLE SEPTEMBER 17, 2021 AT THE RATE OF $0.1185 PER SHARE

FORT LAUDERDALE, FL – September 3, 2021 – Swisher Hygiene Inc. (the “Company”) today announced that it will make a second and final distribution of approximately $2.096 million to its stockholders of record as of September 13, 2021, payable September 17, 2021, at the rate of $0.1185 per share of its outstanding common stock, $.001 par value.

As previously reported in a Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2021, the Company, on August 31, 2021, filed a motion with the Court of Chancery of the State of Delaware (the “Delaware Court”) seeking the Delaware Court’s approval to make a second and final distribution to the Company’s stockholders (the “Second and Final Distribution”). On September 2, 2021, the Delaware Court granted the Company’s motion.

Following the Delaware Court’s approval of the Company’s request for a Second and Final Distribution, on September 3, 2021, the Company’s Board of Directors considered and approved a final distribution to the Company’s stockholders of record as of September 13, 2021, of approximately US$2.096 million, calculated at the rate of US$0.1185 per share of the Company’s outstanding common stock, $.001 par value (“Common Stock”), payable on September 17, 2021 (the “Payable Date”), and payable in US dollars. Canadian stockholders of the Company will be paid in Canadian dollars converted at the prevailing exchange rate determined by the Company’s transfer agent, TSX Trust Company.

Because this is the Company’s final distribution, immediately following the transfer of the full amount of the Second and Final Distribution to the Company’s Transfer Agent, the Company will have no remaining assets. At the conclusion of its winding up and liquidation, the Company intends to terminate the registration of its Common Stock with the Securities and Exchange Commission and thereafter file with the Delaware Court a motion to terminate the Company’s existence.

The Company believes the Second and Final Distribution announced today will, for U.S. federal income tax purposes, be considered a liquidating distribution and be treated as a return of capital made pursuant to the Company’s winding up and liquidation. As such, for U.S. federal income tax purposes, U.S. holders of our common stock generally will recognize a capital gain or loss equal to the difference between the amount of cash distributed to the U.S. holder and its adjusted tax basis in the Company’s common stock. Because this is the Company’s Final Distribution, any gain or loss generally will be recognized in the stockholder’s current tax year.

Stockholders should consult their own tax advisors for tax advice in connection with the winding up and liquidation. We have not requested a ruling from the U.S. Internal Revenue Service or any other tax authority with respect to the anticipated tax consequences of our winding up and liquidation, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions.

In the event any stockholder wishes to update its mailing address or does not receive a distribution as expected and wishes to have a check reissued, it should contact the Company’s Transfer Agent, TSX Trust, by email at tmxeinvestorservices@tmx.com, or by telephone 1-866-600-5869 (in North America) or 416-342-1091 (International). Failure by such stockholder to contact the Transfer Agent on or prior to the fifth anniversary of the September 13, 2021 record date for the distribution will result in forfeiture of any entitlement to payment of the distribution that would otherwise be payable to such stockholder.

Cautionary Statement on Forward-Looking Information

All statements other than statements of historical fact contained in this press release constitute "forward-looking information" or "forward-looking statements" within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this press release unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words "plans," "expects," "is expected," "scheduled," "estimates," or "believes," or similar words or variations of such words and phrases or statements that certain actions, events or results "may," "could," "would," "might," or "will be taken," "occur," and similar expressions identify forward-looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  All of these assumptions have been derived from information currently available to the Company including information obtained by the Company from third-party sources. These assumptions may prove to be incorrect in whole or in part.  All of the forward-looking statements made in this press release are qualified by the above cautionary statements. The forward-looking information set forth in this press release is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. closed on the sale of its U.S. operations on November 2, 2015 and since then has had no remaining operating assets. On Friday, May 27, 2016, the Company filed a Certificate of Dissolution. Pursuant to the Plan of Dissolution, and under Delaware law, the dissolution of the Company was effective as of 6:00 p.m. Eastern Time on May 27, 2016. Under Delaware law, the dissolved corporation is continued for three (3) years from the date on which the Certificate of Dissolution was filed, unless extended by direction of the Court of Chancery, to enable the Company’s directors to wind up the affairs of the corporation, including the discharge of the Company’s liabilities and to distribute to the stockholders any remaining assets. The Court of Chancery has extended the Company’s corporate existence several times, most recently through December 31, 2021. As noted above, however, with the Second and Final Distribution the Company has no remaining assets or known liabilities, and it is expected that its existence will be terminated by order of the Delaware Court prior to December 31, 2021.

For Further Information regarding stockholders’ distributions, Please Contact the Company’s Transfer Agent:

TSX Trust Company

Email: tmxeinvestorservices@tmx.com
Telephone 1-866-600-5869 (in North America) or 416-342-1091 (International)

Investor Contact:
Garrett Edson, ICR
Phone: (203) 682-8331